UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2014

INTELIQUENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33778	31-1786871
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

550 West Adams Street

9th Floor

Chicago, Illinois 60661

(Address of principal executive offices, including Zip Code)

(312) 384-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Settlement of Customer Dispute

As previously disclosed by Inteliquent, Inc. (the “Company”) in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2013, the Company has been engaged in a dispute with a carrier to which it provides certain voice services. The carrier is one of the Company’s largest customers and claimed the Company had been improperly billing a certain tariffed rate element. At the time the customer initiated the dispute, the customer alleged that the improper billings totaled over $6 million. The customer disputed additional amounts as the customer received each new monthly invoice that included charges for this rate element.

On January 8, 2014, the Company and the customer definitively settled the dispute. As part of the settlement, commencing in January 2014, the Company will provide certain credits totaling approximately $5 million to the customer over an 18-month period. In exchange, the customer has agreed to send new revenue-generating traffic to the Company for a period of at least two years. The Company anticipates the revenue associated with the new traffic over this two-year period will largely offset or exceed the credits provided to the customer.

Class Action Dismissal

As previously disclosed by the Company, on August 9, 2013, a federal securities class action lawsuit was filed against the Company in the United States District Court for the Northern District of Illinois (Tanara Holding Ltd., individually and on behalf of All Other Persons Similarly Situated v. Inteliquent, Inc., f/k/a Neutral Tandem Inc., G. Edward Evans, Robert Junkroski, and David Zwick, 13-CV-5701). The plaintiff alleged violations of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended, and Rule 10b-5 promulgated thereunder. On January 6, 2014, the plaintiff voluntarily dismissed the lawsuit without prejudice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTELIQUENT, INC.

/s/ Richard L. Monto
Date: January 8, 2014	Name:	Richard L. Monto
	Title:	General Counsel, Senior Vice President and
Corporate Secretary